Exhibit 10.3

ASSET AND SHARE PURCHASE AGREEMENT

        THIS ASSET AND SHARE PURCHASE AGREEMENT (“Agreement”) is made and entered into as of December 27, 2005 by and among: Elbit Vision Systems Ltd., an Israeli company (the “EVS”), Scanmaster Systems (IRT) Ltd. (“Scan”), Panoptes Ltd. (the “Company”) and Ma’aragim Enterprises Ltd. (“Ma’aragim”).

RECITALS

    A.        The Company is engaged principally in manufacturing and selling machine vision systems for surface inspection that assists manufacturers improve the quality of their products. The Company has its principal office at 2 Hamada Street, Yoqneam Ilit 20692 Israel.

B. EVS desires to acquire all of the Assets (as defined below) and the Company wishes to sell the Assets to EVS for the purchase price set forth herein.

    C.        Pursuant to a General Loan Agreement between the Company, Ma’aragim and Xsignnet Ltd. (“Xsignnet”) dated December 26, 2005 (the “Loan Agreement”) the Company currently has an outstanding debt of five million six hundred and sixty four thousand US dollars ($5,664,000) (the “Debt”), which following the assignment of certain rights from Xsignnet to Ma’aragim is due to be paid solely to Ma’aragim. The Company wishes to repay part of the Debt using the proceeds from the sale of the Assets. Following such partial repayment, the Debt shall be reduced to four million six hundred and fifty thousand US dollars ($4,650,000) (the “Remaining Debt”).

    D.        Ma’aragim, the principal shareholder of the Company, is in the process of acquiring all of the Shares (as defined below) it does not own, from the other shareholders of the Company and intends to complete such purchase prior to the Closing Date.

    E.        Scan desires to acquire all of the Shares and the Remaining Debt from Ma’aragim, and Ma’aragim desires to sell all of the Shares and the Remaining Debt to Scan, pursuant to the terms set forth herein.

F. The Company, Ma’aragim, Scan and EVS desire to make certain representations and warranties and other agreements in connection with the transactions contemplated hereby.

    G.        Prior to the Closing, the Company’s board of directors (the “Board”) shall adopt a resolution pursuant to which it will cause the Company’s Employee Share Option Plan (2004), adopted by the Company on November 24, 2004 (the “ESOP”) and the Company’s 2000 Israeli Employee Stock Option Plan to be terminated upon the Closing and the Company shall have obtained the consent of each of the Option Holders (as defined below) to the termination of all options to purchase equity of the Company under the ESOP (“Options”) held by such Option Holder upon the Closing.

The parties to this Agreement agree as follows:

SECTION 1.	DESCRIPTION OF TRANSACTION.

    1.1       Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below): (i) EVS shall purchase and acquire from the Company, and the Company shall sell, transfer, assign, convey and deliver to EVS, all of the Company’s right, title and interest in and to all of the assets listed in Schedule 1.1 (the “Assets”), free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (“Liens”); in consideration for the Purchase Consideration to be provided by EVS in accordance with the Irrevocable Instructions (as defined below); and (ii) Scan shall purchase and acquire from Ma’aragim and Ma’aragim shall sell, transfer, assign, convey and deliver to Scan, (a) all of the issued and outstanding shares of the Company (the “Shares”), free and clear of all Liens, and (b) the Remaining Debt; in consideration for the Share and Loan Purchase Price.

    1.2       Closing. The closing of the purchase, sale and assignment (the “Closing”) shall take place at such other date, time and place as the parties may mutually agree (the “Closing Date”). At the Closing, (A) the Company shall (i) deliver to EVS the Bill of Sale, Assignment and Assumption (as defined below) and Assignment of Trademarks (as defined below) duly executed by the Company which sells, delivers, transfers, conveys and assigns to EVS all right, title, and interest in and to the Assets, free and clear of any and all Liens, (ii) deliver to EVS the Irrevocable Instructions to issue the EVS Shares and undertake to pay the Royalties to Ma’aragim as partial payment of the Company’s outstanding debt, and (iii) deliver to Scan one or more instruments representing the Shares; (B) Ma’aragim shall (i) deliver to Scan duly executed share transfer deeds transferring the Shares to Scan, and (ii) deliver to Scan the Assignment Deed (as defined below) duly executed by Ma’aragim, by which Ma’aragim sells, transfers, conveys, assigns and delivers all of its right, title and interest in and to the Remaining Debt to Scan; (C) Scan shall transfer to Ma’aragim the Share and Loan Purchase Price (as defined below); and (E) EVS shall (i) issue the Initial Shares (as defined below) to Ma’aragim on behalf of the Company, and (ii) shall deposit the Escrow Shares (as defined below) with the Escrow Agent (as defined below).

    1.3       Further Assurances. If, at any time after the Closing Date, EVS or Scan shall consider or be advised that any deeds, bills of sale, assignments or any other acts or things are reasonably necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Scan, its right to, and title or interest in, the Shares or the Remaining Debt, (b) to vest, perfect or confirm, of record or otherwise, in EVS, its right to, and title or interest in, the Assets, or (c) otherwise to carry out the purposes of this Agreement, EVS or Scan, as applicable shall so advise Ma’aragim and/or the Company, as applicable, in writing, and Ma’aragim shall execute and deliver all such deeds, bills of sale, assignments and do all such other acts and things reasonably necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under the Remaining Debt, the Shares and/or the Assets, as applicable, and otherwise to carry out the purposes of this Agreement.

    1.4       Share and Loan Purchase Price. Ma’aragim shall (i) transfer the Shares to Scan, and (ii) assign to Scan all of its right, title and interest in and to the Remaining Debt; and Scan shall receive the Shares and the rights, title and interest in and to the Remaining Debt, for the consideration of ten US dollars ($10) (the “Share and Loan Purchase Price”).

    1.5       Issuance of Buyer Shares. The aggregate consideration (the “Purchase Consideration”) for the Assets which will be paid by EVS as directed by the Company, shall be: (a) eight hundred thousand (800,000) Ordinary Shares of EVS, nominal value NIS 1.00 per share (the “EVS Shares”), subject to adjustment in the event of any share split, share dividend, recapitalization, issuance of bonus shares or other adjustment of the EVS’s Ordinary Shares prior to the Closing, and (b) the payment of Royalties (as defined below) as further set forth in Section 1.6 below. On the Closing Date, EVS shall issue (i) an aggregate of four hundred thousand (400,000) of the EVS Shares (the “Initial Shares”), subject to adjustment in the event of any share split, share dividend, recapitalization, issuance of bonus shares or other adjustment of the EVS’s Ordinary Shares prior to the Closing to the Company or as otherwise directed in the Irrevocable Instructions; and (ii) to the Escrow Agent an additional aggregate of four hundred thousand (400,000) of the EVS Shares (the “Escrow Shares”), subject to adjustment in the event of any share split, share dividend, recapitalization, issuance of bonus shares or other adjustment of the EVS’s Ordinary Shares prior to the Closing, which shall be deposited with an escrow agent, the identity of which shall be approved by EVS and Ma’aragim prior to the Closing (the “Escrow Agent”), and which shall be held by the Escrow Agent to satisfy the indemnification obligations of the Company and Ma’aragim for a period of fourteen (14) months following the Closing Date, all as further set forth in the Escrow Agreement (as defined below).

1.6 Royalty Payments. As part of the Purchase Consideration, EVS hereby undertakes to pay to Ma’aragim, Royalties, according to the terms and conditions set forth in this Section.

    (a)        Subject to Sections 1.6(b), following the Closing Date, EVS shall make royalty payments (“Royalties”) to Ma’aragim in an amount equal to three and one-half percent (3.5%) of (y) the proceeds recorded as income by EVS in its financial statements, in consideration for the sale by EVS of each EVS optical inspection system (excluding: (i) the sale of spare parts supplied by EVS to any of its customer after the termination of the warranty period covering such product, and (ii) service income related to such systems provided by EVS to any of its customers after the termination of the warranty period for such product) (the “Product”) and (z) license fees recorded as income by EVS in its financial statements, in consideration for license to use and/or produce the Product and/or any part of it, granted by EVS to third parties; from January 1, 2006 through December 31, 2008 (the “Royalty Term”). For the avoidance of doubt, sales made by EVS’s subsidiaries – Yuravision Co. Ltd., ScanMaster Systems (IRT) Ltd. and ScanMaster Systems, Inc. (NH) – shall not be considered in the calculation of Royalties.

(b) The following shall be reduced from payments of Royalties (the “Reduced Amounts”):

    (i)        In the event the Company has collected by September 30, 2006 a gross amount less than seven hundred fifty thousand US dollars ($750,000) (the “Receivables Amount”) from the Persons (the “Receivables Persons”) owing the Receivables (as defined in Section 2.4(e) below) as of October 19, 2005 and in the amounts owed by each such Person (each a “Collection Amount” and together, the “Collection Amounts”), as recorded in Schedule 1.6(b)(i) attached hereto, then the difference between the Receivables Amount and the gross amount of Receivables collected from the Receivables Persons, shall be deducted by EVS from the payment of Royalties starting with the payment of Royalties for the first fiscal quarter of 2007;

    (ii)        All unreasonable expenses (e.g., legal expenses) incurred by either EVS, any of its subsidiaries or the Company (collectively, the “EVS Companies”), in collection of the Receivables from the Receivables Persons, shall be deducted by EVS from the payment of Royalties. EVS shall inform and consult with Ma’aragim before making any such unreasonable expense;

    (iii)        In the event on the Closing Date, the Total Account Payables (as defined in Section 2.4(f) below) is greater than the Account Amount (as defined in Section 2.4(f) below), then the difference between the Total Account Payables and the Account Amount (the “Account Difference”) shall be deducted by EVS from the payment of Royalties;

    (iv)        In the event the Company has not made full provision for and/or has not made all necessary payments in connection with severance pay that may be owed to any employee, officer or director of the Company for the period prior to the Closing Date (“Severance Pay Provisions”), then the difference between the amount of Severance Pay Provisions owed and Severance Pay Provisions made by the Company shall be deducted by EVS from the payment of Royalties;

    (v)        All employment costs of the Dismissed Employees (as defined in Section 5.4(a) below) during the Minimal Period (as defined in Section 5.4(a) below) (the “Employment Costs”) shall be deducted by EVS from the payment of Royalties;

    (vi)        In the event that the aggregate cost of the termination of the Dismissed Employees’ employment together with the Total Account Payables (the “Total Amount”) exceeds the Account Amount, the difference between (x) the Total Amount and (y) the Account Amount and the Account Difference, shall be deducted by EVS from the payment of Royalties; and

(vii) All taxes that either the Company, EVS or any of the EVS Companies incurs as a result of the cancellation of the Options, shall be deducted by EVS from the payment of Royalties.

    (c)              (i)        Royalties due to Ma’aragim minus any Reduced Amounts for the previous quarter and any other Reduced Amounts not previously deducted from the payment of Royalties, shall be paid on a quarterly basis, by no later than forty five (45) days following each financial quarter of the Royalty Term in which Products are sold by EVS, EVS shall provide Ma’aragim with a written summary describing all sales of the Product during each such financial quarter, within forty five (45) days following the end of the fiscal quarter.

    (ii)        Notwithstanding anything to the contrary herein, EVS shall withhold an aggregate amount equal to one hundred thousand US dollars ($100,000) (the “Withheld Amount”) from the payment of Royalties in 2008 until such time as: (a) EVS following the Closing Date has paid to the OCS as a direct result of the use of the Assets in the sale of its products (the “OCS Payments”) an aggregate amount equal to five hundred seventy five thousand US dollars ($575,000), in which case the Withheld Amount shall remain with EVS and Ma’aragim shall have no rights to the Withheld Amount, or (b) EVS has ceased using the Assets in the sale of its products, in which case: (Y) if the OCS Payments are less than four hundred seventy five thousand US dollars ($475,000) (the “OCS Debt”), EVS shall transfer the entire Withheld Amount to Ma’aragim, and (Z) if the OCS Payments are equal to or greater than the OCS Debt, then an amount equal to the difference between the OCS Payments and the OCS Debt (the “OCS Withheld Amount”) shall remain with EVS and the difference between the Withheld Amount and the OCS Withheld Amount shall be transferred to Ma’aragim.

    (iii)        Notwithstanding anything to the contrary herein, EVS shall only pay Royalties for the first quarter of 2006 (the “Q1 2006 Royalties”) in amounts equal to the aggregate amount of Receivables the Company has collected from the Receivables Persons by the date such Royalty payment is to be made (the “Q1 2006 Receivables”). In the event the Q1 2006 Royalties exceed the Q1 2006 Receivables, the difference between the Q1 2006 Royalties and the Q1 2006 Receivables shall be withheld by EVS until such time as the aggregate amount of Receivables the Company has collected from the Receivables Persons is equal to the Q1 2006 Royalties.

    (d)        Subject to a customary confidential undertaking, EVS will permit the authorized representatives of Ma’aragim, reasonably acceptable to EVS, review and copy, at reasonable times, and upon reasonable notice, and without unduly interfering with the operations of EVS, all books and records of EVS related to the sale of the Product.

    1.7       Ma’aragim Waiver. Ma’aragim hereby waives and releases, effective as of the Closing Date, any and all rights, claims and causes of action assertable against the Company in respect of (i) its ownership of any securities of the Company and any and all agreements between Ma’aragim and the Company, which agreements shall all automatically terminate as of the Closing Date; and (ii) any funds it has provided to the Company, including without limitation, under the Loan Agreement, the Convertible Loan Agreement between the Company and Ma’aragim dated September 30, 2002 and the Convertible Loan Agreement between the Company and Ma’aragim dated January 30, 2003.

1.8 Employee Options.

    (a)        There are currently outstanding and unexercised options to acquire Options issued by the Company to employees, directors and consultants listed in Schedule 1.8 (the “Option Holders”). The names of all of the Option Holders and the number of the Ordinary Shares (as defined below) covered by each Option are set forth on Schedule 1.8. All such Options shall terminate as of the Closing Date at no expense to EVS.

    (b)        As soon as practicable following the date hereof and in any event prior to the Closing Date, the Company shall secure the written agreement of all Option Holders, in a form acceptable to legal counsel of EVS, canceling all such Options and waiving their respective rights, if any, to any equity of the Company.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MA’ARAGIM.

Each of the Company and Ma’aragim, severally and jointly, hereby represent and warrant, to and for the benefit of the Indemnitees (as defined below), the below representations and warranties. Unless specifically stated otherwise all representations and warranties shall be true and correct as of the date hereof and shall remain true and correct as of the Closing as if made on such date. “Indemnitees” shall mean the following Persons (as defined in Section 2.5(j)): (a) EVS; (b) EVS’s current and future affiliates (including the Company); (c) the respective officers, directors, employees, agents, attorneys, accountants and advisors (the “Representatives”) of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)", “(b)” and “(c)” above; provided, however, that Ma’aragim shall not be deemed to be an “Indemnitee.”

2.1 Due Organization; Subsidiaries; Etc.

    (a)        The Company is duly organized and validly existing under the laws of the State of Israel. The Company has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted and as currently proposed to be conducted and to own and use its assets in the manner in which its assets are currently and proposed to be owned and used.

    (b)        The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name, “Panoptes Ltd.”

    (c)        The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed has not and will not materially and adversely affect the business, properties or condition (financial or otherwise) of the Company (“Material Adverse Effect”).

    (d)        Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors (the “Board”), and (ii) the names and titles of the Company’s officers. The Board does not have and has never had any committees.

    (e)        The Company does not own any controlling interest in any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity (each an “Entity”) and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.

    2.2       Articles of Association; Records. The Company has delivered to EVS accurate and complete copies of: (1) its Memorandum of Association and Articles of Association, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the Board. There have been no formal meetings or other proceedings of the shareholders of the Company or the Board that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Memorandum of Association or Articles of Association of the Company, nor has the Company taken any action that is inconsistent with any resolution adopted by the Company’s shareholders or the Board. The books of account, share records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

    2.3       Capitalization. The registered share capital of the Company is NIS 450,000 divided into 15,000,000 (fifteen million) Ordinary Shares, nominal value NIS 0.01 per share, (the “Ordinary Shares”); 15,000,000 (fifteen million) Ordinary A Shares, nominal value NIS 0.01 per share (the “Ordinary A Shares”); and 15,000,000 (fifteen million) Management Shares, nominal value NIS 0.01 per share (the “Management Shares” and together with the Ordinary Shares and the Ordinary A Shares, the “Company Shares”); of which 3,335,000 (three million three hundred and thirty five thousand) Ordinary Shares, 1,900,000 (one million and nine hundred thousand) Ordinary A Shares and 8,100,000 (eight million and one hundred thousand) Management Shares are issued and outstanding (all such issued and outstanding shares of the Company are referred to as, the “Shares”). Except as set forth in Part 2.3 of the Company Disclosure Schedule, there are no other shares, share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company and there are not any contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities. All issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding and fully paid and nonassessable. Excluding the transactions contemplated hereunder, at the Closing Date, there will not be any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating the Company or any Entity under the control of the Company, to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares of the Company or any Entity under the control of the Company.

2.4 Financial Statements.

(a) The Company has delivered to EVS the following financial statements and notes (collectively, the “Company Financial Statements”):

(i) audited and consolidated, financial statements of the Company as of and for the year ended December 31, 2004, attached hereto as Schedule 2.4(a)(i); and

(ii) the unaudited and consolidated balance sheet of the Company as of September 30, 2005, attached hereto as Schedule 2.4(a)(ii) (the “Unaudited Interim Balance Sheet”).

    (b)        The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied in Israel throughout the periods covered and comply with the requirements of all applicable regulations.

    (c)        All proper and necessary books of account, minute books, registers and records have been maintained by the Company, are in its possession and contain accurate information relating to all material transactions to which the Company has been a party.

(d) A complete list of the Company’s outstanding debts and loan facilities is set forth in Part 2.4(d) of the Company Disclosure Schedule.

    (e)        As of October 19, 2005, the account receivables of the Company with payments due prior to February 1, 2006 as listed in Schedule 1.6(b)(i) (the “Receivables”), were at least five hundred thousand US dollars ($500,000).

    (f)        As of the Closing Date, (i) the total account payables and other liabilities as listed in the Unaudited Interim Balance Sheet, excluding future royalty payments to be paid back by the Company to the Israeli Office of the Chief Scientist (the “OCS”) for grants received by the Company from the OCS (but including all royalty payments owed to the OCS prior to the Closing Date), (ii) the Company’s aggregate debt to banks and other financial institutions (the “Total Account Payables”), and (iii) fees, costs and expenses incurred for the Company and Ma’aragim in connection with the transactions contemplated by this Agreement and the negotiations leading up to the execution of this Agreement, minus (iv) any VAT refunds for the period prior to the Closing Date shall not exceed four hundred twenty thousand US dollars ($420,000) (the “Account Amount”).

2.5 Absence of Changes. Since September 30, 2005:

    (a)        there has not been any material adverse change in the Company’s business, prospects, operations, assets, liabilities, debts, work force or its condition (financial or otherwise) and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

    (c)        the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its shares, and has not repurchased, redeemed or otherwise reacquired any of its shares or other securities;

    (d)        Excluding the execution of the Loan Agreement, the Company has not sold, issued or authorized the issuance of (i) any share capital or other security, (ii) any option or right to acquire any share capital or any other security or (iii) any instrument convertible into or exchangeable for any share capital or other security;

    (e)        the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under (i) any provision of the ESOP for the issuance of Options to employees, directors, officers and consultants of the Company and (ii) any provision of any agreement evidencing any outstanding Option or rights to equity;

    (f)        there has been no amendment to the Memorandum of Association or the Articles of Association of the Company and the Company has not effected or been a party to any transaction involving: (i) the sale, license, disposition or acquisition of all or any portion of the Company’s business or assets; (ii) the issuance, disposition or acquisition of (x) any share capital or other equity security of the Company, (y) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital or other equity security of the Company, or (z) any security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other equity security of the Company; or (iii) any merger, consolidation, acquisition, business combination, reorganization or similar transaction involving the Company (each, an “Acquisition Transaction”), recapitalization, reclassification of shares, share split, reverse share split or similar transaction;

(g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(h) the Company has not made any capital expenditure which exceeds ten thousand US dollars ($10,000);

    (i)        the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (each a “Contract”) that is or would constitute a Material Agreement (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

    (j)        the Company has not (i) acquired, leased or licensed any right or other asset from any other individual, Entity or Governmental Body (each, a “Person”), (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right;

(k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

    (l)        the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (each, an “Encumbrance”);

(m) the Company has not (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

    (n)        the Company has not (i) established or adopted any employee incentive plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employees or consultants;

(o) Except as disclosed in Part 2.5(o) of the Company Disclosure Schedule, there has been no resignation or termination of employment of any, employee, officer or consultant of the Company;

(p) the Company has not changed any of its methods of accounting or accounting practices in any respect;

    (q)        the Company has not made any Tax election. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal) (each, a “Governmental Body”);

    (r)        the Company has not commenced or settled any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel (each, a “Legal Proceeding”);

(s) the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices; and

(t) the Company has not agreed or committed to take any of the actions referred to in clauses “(a)” through “(s)” above.

    2.6       Properties and Assets. Full and accurate details of the Company’s properties and assets are contained in Part 2.6 of the Company Disclosure Schedule. Except as disclosed in Part 2.6 of the Company Disclosure Schedule, the Company has good and marketable title to its assets, including without limitation those reflected in the Company Financial Statements, free and clear of any right, interest or equity of any individual or entity (including any right to acquire, option, or right of preemption) or any mortgage, charge, pledge, lien, or assignment, or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property (“Security Interests”). With respect to the assets that are leased, the Company is in compliance with all material provisions of such leases, such leases are valid and binding, and, the Company holds leasehold interests in such assets free and clear of all Security Interests.

2.7 Bank Accounts; Receivables.

    (a)        Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

    (b)        Schedule 1.6(b)(i) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of October 19, 2005. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since October 19, 2005 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off.

2.8 Equipment; Leasehold.

    (a)        All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted and as currently proposed to be conducted.

    (b)        The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.8 of the Company Disclosure Schedule.

2.9 Intellectual Property and Other Intangible Assets.

    (a)        As used herein, the term “Intellectual Property” shall mean all registered patents, designs and trademarks, all applications for registration thereof, and all computer programs including, but not limited to, computer programs embodied in semiconductor chips, and related flow-charts, programmer notes, updates and data, whether in object or source code form, developed, or used in connection with the business of the Company, and all hardware, algorithms, utilities flowcharts, logic, documentation, processes, formulations, data, experimental methods, or results, descriptions, business or scientific plans, depictions, customer lists and any other written, printed or electronically stored materials or information, including specifications, pricing plans, market research or data, potential marketing strategies, prospective users and distribution channels, engineering drawings, information concerning specialized suppliers, specifications for products and/ or processes and/or software, test protocols, and all other materials relating thereto, and copies thereof in any storage media, and all other works of authorship, inventions, concepts, ideas, and discoveries developed, discovered, conceived, created, made, reduced to practice, or used by the Company and all intellectual property rights therein, including, without limitation, all copyrights in the United States, Israel and elsewhere, including all rights of registration and publication, rights to create derivative works, and all other rights incident to copyright ownership, for the residue now unexpired of the present term of any and all such copyrights and any term thereafter granted during which such information is entitled to copyright, and all inventions (patentable or unpatentable), trade secrets, know-how, ideas and confidential information embodied or reflected in such information, including any shop rights, for the longest period of protection accorded to such interests under applicable law.

    (b)        The Company (i) owns or has the right to use, free and clear of all liens, claims and restrictions the Intellectual Property used in the conduct of its business, and (ii) such Intellectual Property does not infringe upon or violate any right, lien, or claim of others, including without limitation any of its present or former employees or consultants or the former employers of all such persons. Except as set forth in Part 2.9(b) of the Company Disclosure Schedule, the Company is not currently obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

    (c)        Any and all Intellectual Property of any kind which has been developed or, is currently being developed, by any of the Company or any employees or consultants of the Company is the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. Each person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property, or who has knowledge of or access to information about the Intellectual Property, has entered into a written non-disclosure agreement with the Company regarding the assignment of ownership and confidential treatment of the Intellectual Property.

    (d)        Except as specifically set forth in Part 2.9(d) of the Company Disclosure Schedule, neither the Company nor, to the best knowledge of the Company, any of its directors, officers, consultants or employees has received any communications alleging that the Company has violated or by conducting its business as currently conducted, would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Except as set forth in Part 2.9(d) of the Company Disclosure Schedule, neither the Company nor, to the best knowledge of the Company, any of its directors, officers, consultants or employees has received notice nor is it otherwise aware of any infringement of or conflict with asserted rights of others, with respect to any of the Intellectual Property, or of any facts, or assertion of any facts, which would render any of the Intellectual Property, questionable, invalid or unenforceable.

    (e)        To the best knowledge of the Company, none of the Company’s employees, officers, consultants or directors are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such persons’ best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted. Neither the execution nor delivery of the Agreement, nor, to the best knowledge of the Company, the carrying on of the Company’s business by employees and consultants of the Company, nor the conduct of the Company’s business as proposed to be conducted, will conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of the Company’s employees, officers, consultants or directors is now obligated. It is not, and will not become, necessary to utilize any inventions, and specifically, patent applications, of any of the Company’s employees or consultants (or people the Company currently intends to hire) made prior to their employment or hire by the Company other than those that have been assigned to the Company pursuant to valid and legally binding instruments of assignment.

    (f)        The Intellectual Property owned by the Company constitutes all of the Intellectual Property necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. The Company has not licensed any of the Company Intellectual Property to any Person on an exclusive basis, nor has the Company entered into any covenant not to compete, or entered into a Contract limiting its ability to exploit fully any of its Intellectual Property or to transact business in any market or geographical area or with any Person.

    (g)        All of the Intellectual Property of the Company, including without limitation, all licenses and other rights to use Intellectual Property not owned by the Company, is listed in Schedule 1.1 and upon the transfer of the Assets, EVS will have full ownership of all Intellectual Property necessary to enable EVS to conduct the business of the Company in the same manner in which the Company’s business has been conducted up to and immediately prior to the execution of this Agreement.

2.10 Agreements and Trading.

    (a)        All the material agreements to which the Company is a party (including instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral) (the “Material Agreements”) are listed in Part 2.10(a) of the Company Disclosure Schedule.

    (b)        All the Material Agreements are in full force and effect and the Company has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any of the Material Agreements and, the Company has not received any notice of any intention to terminate any such agreement.

    (c)        The Company and all third parties with whom it has transacted business have performed in all respects all of their material obligations under the Material Agreements. To the best of the Company’s knowledge, no party to any of the Material Agreements is in breach or in default in any respect of its material obligations thereunder. No party to any of the Material Agreements has made a claim to the effect that the Company has failed to perform any obligation thereunder.

    (d)        There are no agreements, promises or understandings in force restricting the competitive freedom of the Company to provide and take goods and services by such means and from and to such individuals or entities as it may from time to time think fit.

    (e)        The Company has delivered to EVS accurate and complete copies of all written Material Agreements identified in Part 2.10(a) of the Company Disclosure Schedule, including all amendments thereto. Part 2.10(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Agreement that is not in written form. Each Material Agreement identified in Part 2.10(a) of the Company Disclosure Schedule is valid and in full force and effect, and, is enforceable by the Company in accordance with its terms.

    (f)        (i)        the Company has not violated or breached, or committed any default under, any Material Agreement, and, to the Company’s best knowledge, no other Person has violated or breached, or committed any default under, any Material Agreement;

                (ii)         no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Agreement, (B) give any Person the right to declare a material default or exercise any remedy under any Material Agreement, (C) give any Person the right to accelerate the maturity or performance of any Material Agreement, or (D) give any Person the right to cancel, terminate or modify any Material Agreement;

(iii) since September 30, 2005, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Agreement; and

(iv) the Company has not waived any of its rights under any Material Agreement.

    (g)        No Person is renegotiating, or has a right pursuant to the terms of any Material Agreement to renegotiate, any amount paid or payable to or by the Company under any Material Agreement or any other material term or provision of any Material Agreement.

    (h)        The Material Agreements identified in Part 2.10(a) of the Company Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being and proposed to be conducted.

    (i)        Part 2.10(i) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company regarding the business of the Company since September 30, 2005.

(j) Part 2.10(j) of the Company Disclosure Schedule provides an accurate description and breakdown of the Company’s backlog under Material Agreements.

2.11 Capital Expenditure and Commitments. Except as disclosed in Part 2.11 of the Company Disclosure Schedule or in the Company Financial Statements:

(a) The Company has not undertaken to make any material capital commitment, expenditure or purchase.

    (b)        The Company is not a party to any material hire, hire purchase, credit sale or conditional sale agreement or any contract providing for payment on deferred terms in respect of assets purchased by the Company.

    (c)        The Company is not in breach of any material obligation under any material deed, agreement or transaction to which it is a party, and to the best of its knowledge, no third party that has transacted business with the Company is in breach of any of its material obligations under any material deed, agreement, or transaction with the Company to which it is a party.

    (d)        The Company is not aware of any Security Interest on, over or affecting the issued or unissued share capital of the Company, nor is the Company aware of any agreement or commitment to give or create any such Security Interest and no claim has been made by any Person to be entitled to any such Security Interest.

    (e)        The Company has not given any guarantee, indemnity or security for, or otherwise agreed to become directly or contingently liable for, any obligation of any other individual or entity, and to the best of the Company’s knowledge, no individual or entity has given any guaranty of or security for any of the Company’s obligations.

    (f)        There are in force no powers of attorney given by the Company with respect to any asset or business of the Company, and no individual or entity, as agent, representative, distributor or otherwise, is entitled or authorized to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

    (g)        The Company has not applied for or received any grant, right or allowance from any governmental authority in any jurisdiction with the exception of grants, rights and allowances received from the OCS and the Investment Center of the Ministry of Industry and Trade of the State of Israel (“IC”). Part 2.11(g) of the Company Disclosure Schedule provides an accurate description and breakdown of all grants, rights and allowances received from the OCS and the IC to date.

2.12 Compliance with Legal Requirements.

    (a)        To the best of its knowledge, information and belief, the Company has carried on its business and affairs in all material respects in accordance with all applicable laws and regulations, to the extent material to the Company’s business or assets, including, inter alia, in accordance with the provisions of the Israeli Companies Law – 1999 and in accordance with the Memorandum of Association and Articles of Association of the Company, and, the Company is not in violation or default with respect to any statute, regulation, order, decree, or judgment of any court or any governmental agency which could have a Material Adverse Effect upon the Company’s assets or business, and the Company has been granted and there are now in force all approvals, consents, and licenses necessary for the carrying on of its business in the places and in the manner in which it is now carried on, and the Company is not aware of any circumstances which evidence or indicate that any such approvals, consents or licenses, are likely to be suspended, canceled, revoked or not renewed.

    (b)        The copies of the Memorandum of Association and Articles of Association of the Company, all as provided to EVS prior to the Closing Date, are complete, true, accurate and have not been amended or repealed.

    (c)        To the best of the Company’s knowledge, all documents required to be filed with or delivered to any government authority in respect of the Company have been properly filed or delivered in a timely manner.

    2.13       Governmental Authorizations. Part 2.13 of the Company Disclosure Schedule identifies each (i) material permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (each a “Legal Requirement”), or (b) right under any Contract with any Governmental Body (each of (a) and (b) referred to as a “Governmental Authorization”) held by the Company, and the Company has delivered to EVS accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being and is proposed to be conducted. The Company is in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14 Tax Matters.

    (a)        The Company Financial Statements make full provisions for all Taxes for which the Company was then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into, paid, made or accrued on or before December 31, 2004, and the Company promptly paid or fully provided in its books of account for all Taxes for which it has or may hereafter become liable or accountable in the period from the date of its incorporation to the Closing Date.

    (b)        The Company has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on it, or to which any claim, deduction, allowance or relief made, claimed by or afforded to it was made subject, under any legislation relating to Taxes.

    (c)        The Company is not aware of any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Government Body in relation to its liability or accountability for Taxes, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company or any of its enterprises under or for the purpose of any provision of any legislation relating to Taxes.

2.15 Employees.

    (a)        Full particulars of all the directors, officers, employees and consultants of the Company (each, an “Employee”), including their present compensation packages, are disclosed in Part 2.15(a) of the Company Disclosure Schedule, which particulars show all benefits including, without limitation, salaries, directors’ fees, social benefits, bonuses, commissions, profit shares, automobile, reimbursement of expenses and benefits in kind (“Benefits”) payable or which the Company is bound to provide (whether now or in the future) to each director, officer, employee and consultant of the Company, and are true, accurate and complete.

    (b)        Except as disclosed in Part 2.15(b) of the Company Disclosure Schedule, no employee or consultant of the Company has been dismissed in the last six months or has given notice of termination of his employment.

(c) Part 2.15(c) of the Company Disclosure Schedule includes the form of contracts under which all of the Company’s employees and consultants, at the date hereof, are engaged.

    (d)        Subject to the provisions of any applicable law and except as set forth in Part 2.15(d) of the Company Disclosure Schedule, there are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums, or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any employee, director or officer of the Company or for any former employee, director or officer of the Company or for the benefit of the dependents of any such individual in operation at the date hereof.

    (e)        All the Benefits to which any employee, officer or director of the Company or any former officer, director or employee of the Company is or may be entitled including, inter alia, leave and health, have been paid or adequately provided for in the Company Financial Statements. The Company has made full provision for and has made all necessary payments in connection with severance pay that may be owed to any employee, officer or director of the Company.

    (f)        A complete list of all of the outstanding shares and options granted to or purchased by employees, directors, officers or consultants of the Company, and their respective vesting schedules, is set forth in Part 2.15(f) of the Company Disclosure Schedule. Except as set forth therein, the Company does not maintain any share incentive scheme, share option scheme or profit sharing scheme for the benefit of any of its directors, officers, employees or consultants.

    (g)        Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee, officer or director of the Company (whether or not under any incentive plan), or materially increase the benefits payable under any incentive plan, or result in any acceleration of the time of payment or vesting of any such benefits.

    (h)        Part 2.15(a) of the Company Disclosure Schedule contains a list of all salaried employees and consultants of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the Company’s employees are “at will” employees and may be dismissed by providing up to forty five (45) days notice.

(i) There are no employees who are not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

    (j)        The Company is in compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

    (k)        The Company is not aware of any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; nor is the Company aware of any controversies, strikes, slowdowns or work stoppages pending or threatened between the Company and any of its employees. The consummation of any of the transactions contemplated by this Agreement will not have a Material Adverse Effect on the Company’s labor relations, and none of the Company’s employees has notified the Company of any intention to terminate his or her employment with the Company.

    2.16       Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Company’s best knowledge, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law with respect to such property. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule. For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

2.17 Insurance.

(a) Full and accurate details of the Company’s insurance policies are contained in Part 2.17(a) of the Company Disclosure Schedule.

    (b)        The Company has not done anything or suffered any damage which has rendered or might render any policies of insurance taken out by it void or voidable or which might result in an increase in premiums and the Company has complied with all conditions attached to such policies.

(c) There is no claim outstanding under any of such policies nor are there any circumstances likely to give rise to such a claim.

    2.18       Related Party Transactions. Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Related Party (as defined below) has, and no Related Party has at any time, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Agreement, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company. For purposes of this Section 2.18 each of the following shall be deemed to be a “Related Party”: (i) each shareholder of the Company that owns an aggregate of five percent (5%) or more of the share capital of the Company; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(i)", “(ii)”and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.19 Legal Proceedings; Orders.

    (a)        Except as set forth in Part 2.19 of the Company Disclosure Schedule there is no, nor will there have been any pending Legal Proceeding, and, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) Except as set forth in Part 2.19 of the Company Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

    (c)        Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Company’s best knowledge, no director, officer, consultant or employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such director, officer, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

    2.20       Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.21       Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

    (a)        contravene, conflict with or result in a violation of (i) any of the provisions of the Memorandum of Association or Articles of Association of the Company, or (ii) any resolution adopted by the Company’s shareholders or the Board;

    (b)        contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

    (c)        contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

    (d)        contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Agreement that is or would constitute a Material Agreement, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Agreement, (ii) accelerate the maturity or performance of any such Material Agreement, or (iii) cancel, terminate or modify any such Material Agreement; or

(e) result in the imposition or creation of any Lien or other Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Part 2.21 of the Company Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) (“Consent”) from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of any of the transactions contemplated by this Agreement.

    2.22       No Conflicting Interest. Except as set forth in Part 2.22 of the Company Disclosure Schedule, the Company is not aware that any director, officer, employee or Related Party of the Company has any interest in any corporation, partnership, or other entity that is engaged in a business which is in competition with that of the Company, is a supplier or customer of the Company, or is a party to any Contract which may have any effect on the business of the Company.

    2.23        Ma’aragim. Ma’aragim owns all of the Shares and such shares and rights with respect thereto, are free from and clear of any Liens. Ma’aragim has full right, title and interest in and to the Remaining Debt free and clear of any and all Liens. No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, appointment of a receiver and/or similar proceeding has been instituted or taken by Ma’aragim, and, to the Company’s best knowledge, no such proceeding has been instituted or to the Company’s and Ma’aragim’s best knowledge, threatened against Ma’aragim. Ma’aragim has the full corporate power and authority to enter into, execute and deliver this Agreement, bind itself thereunder and comply with its obligations thereunder. The execution, delivery and performance of this Agreement by Ma’aragim has been duly approved and the relevant corporate action required to be taken by Ma’aragim has occurred prior to the Closing including but not limited to the approval of the sale of the its Shares by Ma’aragim and the assignment of the Remaining Debt hereunder. The actions taken by Ma’aragim, including but not limited to the sale of the Shares and the assignment of the Remaining Debt, do not conflict with, give rise to, or result in, any breach or default of any terms of any provision of law, or regulation, agreement, obligation, commitment, ruling, judgment or order to which Ma’aragim is a party or by which it might be bound.

    2.24        Brokers. No broker, finder or investment banker, for which any of the Company or Ma’aragim may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

    2.25       Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and the Company Closing Certificate (as defined below) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii)  omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF EVS AND SCAN

EVS represents and warrants to the Company and to Ma’aragim each of the below representations and warranties only concerning itself. Scan represents and warrants to the Company and to Ma’aragim each of the representations and warranties set forth in Sections 3.1, 3.3, 3.5, 3.6, 3.7, and 3.8 only concerning itself. Such representations and warranties shall be true and correct as of the date hereof and shall remain true and correct as of the Closing as if made on such date.

    3.1       Due Organization. EVS and Scan are companies duly organized and validly existing under the laws of the State of Israel. EVS and Scan have all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

3.2 SEC Filings; Financial Statements.

    (a)        EVS has timely filed all required forms, reports and documents with the SEC since December 31, 2003 (the “EVS SEC Documents”), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed. As of the time it was filed with the United States Securities and Exchange Commission (the “SEC”) (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the EVS SEC Documents, including, any financial statements or schedules included or incorporated by reference therein, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the EVS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b)        The consolidated financial statements contained in the EVS SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of EVS and its subsidiaries as of the respective dates thereof and the consolidated results of operations of EVS and its subsidiaries for the periods covered thereby.

    3.3       Authority; Binding Nature of Agreement. EVS and Scan have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement and the execution, delivery and performance by EVS and Scan of this Agreement (including the contemplated issuance of EVS Shares and payment of Royalties in accordance with this Agreement) have been duly authorized by all necessary action on the part of EVS and Scan and their board of directors. This Agreement constitutes the legal, valid and binding obligation of EVS and Scan, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.4       Valid Issuance. The EVS Shares to be issued in the transactions contemplated by this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

    3.5       Consents and Approvals. Except as set forth on Part 3.5 of the EVS Disclosure Schedule and on Part 3.5 of the Scan Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Body is necessary for the consummation by EVS and Scan of the transactions contemplated by this Agreement.

    3.6       No Violation. Neither the execution and delivery of this Agreement by EVS and Scan, the performance by EVS and Scan of their obligations hereunder nor the consummation by EVS and Scan of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Articles of Association or Memorandum of Association of EVS and Scan, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease or agreement to which EVS or Scan is a party or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or domestic or foreign Governmental Body applicable to EVS and Scan.

    3.7        Brokers. No broker, finder or investment banker, for which EVS and Scan may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

    3.8       Full Disclosure. This Agreement does not, and the EVS Closing Certificate (as defined below) and the Scan Closing Certificate (as defined below) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 4.	CERTAIN COVENANTS OF THE COMPANY.

All references to the Company in this Section 4 and the covenants thereon shall also apply to Ma’aragim.

    4.1       Access and Investigation. During the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide EVS and EVS’s Representatives with reasonable access to the Company’s Representatives, personnel, properties, accounts, books and assets and to all existing books, records, returns, reports and information statements with respect to Tax required to be filed by or on behalf of the Company with any taxing authority (“Tax Returns”), work papers and other agreements, documents and information relating to the Company; and (b) provide EVS and EVS’s Representatives with copies of such existing books, records, Tax Returns,work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as EVS may reasonably request.

4.2 Operation of the Company’s Business. Other than as contemplated hereunder, during the Pre-Closing Period:

    (a)        the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

    (b)        the Company shall use its best efforts to preserve intact its current business organization, assets, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c) the Company shall keep in full force all insurance policies referred to in Part 2.17 of the Company Disclosure Schedule;

(d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to EVS concerning the status of the Company’s business;

    (e)        the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any share capital, and shall not repurchase, redeem or otherwise reacquire any of its shares or other securities

    (f)        the Company shall not sell, issue or authorize the issuance of (i) any share capital or other security, (ii) any option or right to acquire any share capital or other security, or (iii) any instrument convertible into or exchangeable for any share capital or other security;

    (g)        the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the ESOP or (ii) any provision of any agreement evidencing any outstanding Option;

    (h)        the Company shall not amend or permit the adoption of any amendment to its Memorandum of Association or Articles of Association or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, share split, reverse share split or similar transaction;

(i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j) the Company shall not make any capital expenditure during the Pre-Closing Period, without the prior written consent of EVS;

    (k)        the Company shall not, other than in the ordinary course of business, (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Agreement, or (ii) amend or prematurely terminate, or waive any right or remedy under, any such Contract;

    (l)        the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for rights relinquished by the Company pursuant to Contracts that are not Material Agreements;

(m) the Company shall not (i) lend money to any Person or (ii) incur or guarantee any indebtedness for borrowed money;

    (n)        the Company shall not (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, management fee payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, consultants or employees, or (iii) hire any new employee;

(o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(p) the Company shall not make any Tax election;

(q) the Company shall not commence or settle any material Legal Proceeding;

(r) the Company shall not agree or commit to take any of the actions described in clauses "(a)” through “(q)” above.

4.3 Notification; Updates to Company Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify EVS in writing of:

    (i)        the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

    (ii)        any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any material covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

    (b)        If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to EVS an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.4 No Negotiation. During the Pre-Closing Period, the Company and its officers directors, employees, shareholders, agents and other representatives, shall not directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than EVS) relating to a possible Acquisition Transaction;

    (b)        participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than EVS) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than EVS) relating to a possible Acquisition Transaction.

The Company shall promptly notify EVS in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its Representatives during the Pre-Closing Period.

SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES.

    5.1       Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement. Each party to this Agreement shall (upon request) promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

    5.2       Public Announcements. During the Pre-Closing Period, (a) the Company and Ma’aragim shall not issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without EVS’s prior written consent, and (b) EVS shall not issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Company’s prior written consent. Notwithstanding the provisions of the preceding sentence, each party shall be permitted to issue any press release or make any public statement as such party is advised by counsel is legally required to be issued or made under any applicable laws; provided, however, that in such event the party issuing such press release or making such public statement will provide the other parties with prompt written notice of such requirement and a copy of the press release to be issued or public statement to be made, and the parties shall use reasonable commercial efforts to coordinate the content of such press release or public statement.

    5.3       Best Efforts. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) EVS shall use its best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

    5.4       Continued Employment. Following the Closing Date, EVS shall continue to employ all employees of the Company (the “Current Employees”), either as employees of the Company or of EVS or of any other subsidiary of EVS, subject to the following sentence, for a minimum period of three (3) months following the Closing Date (the “Minimal Period”). Forty five (45) days prior to the conclusion of the Minimal Period, EVS shall be entitled to terminate the employment of any such employees (the employees who have been dismissed at the conclusion of the Minimal Period are referred to as the “Dismissed Employees”). The Company and Ma’aragim shall make all reasonable efforts in order to cause employment agreements substantially in the form attached hereto as Schedule 5.4(a)1 executed by the individuals listed in Schedule 5.4(a)2 pursuant to which such individuals will remain employees of the Company, EVS or other subsidiary of EVS (as determined by EVS) for the period set forth next to such individual’s name on Schedule 5.4(a)2. For the avoidance of any doubt, it is hereby clarified that in the event that EVS and/or the Company shall be obligated to pay to any of the Current Employees any payment for preliminary notice (excluding payments to Dismissed Employees that in the aggregate are less than the Employment Costs) such amounts shall not be deducted from the Royalties.

    5.5       Termination of Employee Plans. At the Closing, the Company shall terminate its ESOP and the Company’s 2000 Israeli Employee Stock Option Plan, and shall ensure that no employee, officer, director, consultant or former employee, officer, director or consultant of the Company has any rights under the ESOP or under any similar type of plan and that any liabilities of the Company under such ESOP (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

    5.6       Registration of Shares. Following the receipt of a request from Ma’aragim, EVS will upon the earlier of (i) twelve (12) months following the Closing Date; and (ii) the submission of a registration statement with the SEC requesting to register shares of EVS (with the exception of registration statements filed in connection with (a) shares to be issued in relation to employee compensation schemes, and (b) shares of EVS currently registered under existing registration statements); prepare and file with the SEC a registration statement under the Securities Act with respect to the registration of the EVS Shares issuable in connection with the transactions contemplated by this Agreement (the “Registration Statement”). EVS will, and will cause its accountants and lawyers to, cause the Registration Statement to be declared effective as promptly as practicable after filing with the SEC and the Registration Statement shall be kept effective continuously for a period of two years following the date on which the Registration Statement is declared effective by the SEC.

5.7 Legend. Ma’aragim hereby agrees to the imprinting, until the Registration Statement is declared effective, of the following legend on certificates representing the EVS Shares:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, DIRECTLY OR INDIRECTLY, WITHOUT A REGISTRATION STATEMENT IN EFFECT OR AN EXEMPTION FROM REGISTRATION.”

The legend set forth above shall be removed at any time after the Registration Statement has been declared effective under the Securities Act, or, such legend is no longer required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) in the opinion of counsel to EVS experienced in the area of United States securities laws. The share certificates representing the EVS Shares shall also bear any other legends required by applicable United States federal or state securities laws, which legends may be removed when, in the opinion of counsel to EVS experienced in the applicable securities laws, such legend is no longer required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). EVS agrees that it will provide Ma’aragim, upon request, with a substitute share certificate or certificates free from such legend at such time as such legend is no longer applicable. Ma’aragim agrees that, in connection with any transfer of the EVS Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with all prospectus delivery requirements of the Securities Act.

    5.8       Lock-up Restrictions. All EVS Shares issued to Ma’aragim pursuant to this Agreement by EVS shall be subject to restrictions upon resale and consequently may not be offered, sold, granted, assigned, pledged, transferred or otherwise disposed of during a six (6) month period from the Closing Date unless the transfer is made to a third party and where such third party provides its prior written consent to be bound by the abovementioned selling restrictions. All certificates representing such EVS Shares issued to Ma’aragim shall bear restrictive legends referencing the abovementioned lock-up period.

    5.9       Tax Liability. Each party shall be responsible for all its own respective tax obligations deriving from the transactions contemplated in this Agreement. For the avoidance of any doubt it is hereby clarified that any tax obligations occur upon the Company as a result of the sale of the Assets to EVS as contemplated herein shall not be considered part of the Total Account Payables.

    5.10       Bank Consent. As promptly as practicable after the execution of this Agreement and no later then the Closing Date, the Parties shall use their best efforts to receive the consent of Bank Hapoalim Ltd. to the sale of the Assets to EVS, as contemplated herein (the “Bank Consent”). The Parties shall take any reasonable action and sign any document reasonably requested in order to receive the Bank Consent.

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EVS.

The obligations of EVS and Scan to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions any or all of which may be waived in writing by EVS:

    6.1       Ownership of Shares. All of the Shares shall be owned by Ma’aragim and other than the Shares there shall be no other shares, share capital, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company and there shall not be any contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities.

    6.2       Accuracy of Representations. Each of the representations and warranties made by the Company and Ma’aragim in this Agreement and in each of the other agreements and instruments delivered to EVS in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

    6.3        Performance of Covenants. All of the covenants and obligations that the Company and Ma’aragim are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    6.4       Consents. All Consents required to be obtained in connection with the transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained without conditions and shall be in full force and effect. EVS shall sign any document reasonably requested by the OCS in order for the OCS to approve the sale of the Assets to EVS including an undertaking to pay the future royalty payments to the OCS for grants received by the Company from the OCS, if such undertaking shall be required by the OCS for the approval of the sale of the assets.

6.5 Agreements and Documents. EVS shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) fully executed escrow agreement to be entered into with the Escrow Agent setting forth the terms of the Escrow Shares (the “Escrow Agreement”) in the form attached hereto as Schedule 6.5(a).

(b) legal opinion from Naomi Assia & Co., Law Offices in the form attached hereto as Schedule 6.5(b), addressed to EVS and dated as of the Closing Date;

    (c)        a certificate executed by: (i) an officer of the Company, and (ii) Ma’aragim, all certifying that each of the representations and warranties set forth in Section 2 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section 6 have been duly satisfied (the “Company Closing Certificate”);

    (d)        lock-up agreement executed by Ma’aragim in the form and substance reasonably satisfactory to counsel for EVS which shall contain terms and conditions standard and customary in transactions of this nature, including a six (6) month restriction on the sale, pledge, assignment, transfer or disposition of EVS Shares by Ma’aragim;

(e) written resignations of all directors of the Company, effective as of the Closing Date;

(f) certificate of the Israeli Registrar of Companies evidencing the removal of the charge currently placed on the Company’s assets;

(g) Bill of Sale, Assignment and Assumption in the form attached hereto as Schedule 6.5(g) duly executed by the Company;

(h) Trademark Assignment in the form attached hereto as Schedule 6.5(h) duly executed by the Company;

(i) Irrevocable Instructions in the form attached hereto as Schedule 6.5(i) duly executed by the Company (the “Irrevocable Instructions”);

(j) certificates representing all of the Shares accompanied by share transfer deeds in the form attached hereto as Schedule 6.5(j) duly executed for transfer in blank by Ma’aragim;

(k) Assignment Deed in the form attached hereto as Schedule 6.5(k) duly executed by Ma’aragim;

    (l)        Transfer to Ma’aragim of all and any rights Xsignnet has in the Loan Agreement the form attached hereto as Schedule 6.5(l) and waiver of any rights it may have against the Company duly executed by Xsignnet; and

(m) Waiver in the form of Schedule 6.5(m) duly executed by Ma’aragim.

    6.6       Securities Law Requirements. All permits, licenses, consents and approvals necessary under any laws relating to the sale of securities have been issued or given, and no such permit, license, consent or approval shall have been revoked, canceled, terminated, suspended or made the subject of any stop order or proceeding thereof.

    6.7       No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal, which Legal Requirement shall not have been removed within thirty (30) days of enactment.

    6.8       No Legal Proceedings. No Person shall have commenced or taken steps towards any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement or seeking to prohibit or limit the exercise by EVS of any material right pertaining to its ownership of shares of the Company.

6.9 Termination of Employee Plans. The Company shall have provided EVS with evidence, reasonably satisfactory to EVS, as to the termination of the ESOP.

    6.10       Due Diligence. The legal, technological, business and financial due diligence of Company by EVS and its Representatives shall have been completed to the sole and complete satisfaction of EVS and its Representatives two (2) weeks prior to the Closing; provided however, that upon EVS’s request, such period shall be extended by an additional two (2) weeks.

    6.11       Material Adverse Change. From the date hereof until the Closing there will have been no adverse change in the financial or business condition of the Company that would have an adverse effect on the Company.

    6.12       Completion of Exhibits. The schedules and exhibits to this Agreement shall be completed by Closing shall be in form and substance satisfactory to EVS, which shall be completed no later than December 31, 2005.

SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

The obligations of the Company and Ma’aragim to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions any or all of which may be waived in writing by the Company and Ma’aragim together:

    7.1       Accuracy of Representations. Each of the representations and warranties made by EVS in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

    7.2       Performance of Covenants. All of the covenants and obligations that EVS is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

7.3 Documents. Ma’aragim and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) validly executed share certificate covering the Initial Shares;

(b) evidence that the Escrow Shares have been issued to the Escrow Agent and placed in escrow;

(c) duly executed Escrow Agreement;

    (d)        certificates executed by EVS’s Chief Financial Officer and Scan’s Chief Financial Officer certifying that each of the representations and warranties set forth in Section 3 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section 7 have been duly satisfied (the “EVS Closing Certificate” and “Scan Closing Certificate”); and

    (e)        Guaranties in favor of Bank Hapoalim Ltd. (the “Bank”) duly executed by EVS, concerning the two (2) guaranties given by Ma’aragim to the Bank in relation to: (i) the loan in an aggregate amount of nine hundred thousand New Israeli Shekels (NIS 900,000) provided to the Company by the Bank, and (ii) the credit line in an aggregate amount of nine hundred thousand New Israeli Shekels (NIS 900,000) provided to the Company by the Bank.

7.4 Consents. All Consents required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained without conditions and shall be in full force and effect.

    7.5       Securities Law Requirements. All permits, licenses, consents and approvals necessary under any laws relating to the sale of securities have been issued or given, and no such permit, license, consent or approval shall have been revoked, canceled, terminated, suspended or made the subject of any stop order or proceeding thereof.

    7.6       Completion of Exhibits. The schedules and exhibits to this Agreement shall be completed by Closing shall be in form and substance satisfactory to Ma’aragim and the Company, which shall be completed no later than December 31, 2005.

SECTION 8.	INDEMNIFICATION, ETC.

8.1 Survival of Representations, Etc.

    (a)        The representations and warranties made by the Company and Ma’aragim shall survive the Closing and will survive this Agreement until all statutes of limitations for actions that may be brought have expired.

    (b)        The representations, warranties, covenants and obligations of the Company and Ma’aragim and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

    (c)        For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and/or Ma’aragim in this Agreement.

(d) The representations and warranties made by EVS shall survive the Closing and will survive this Agreement until all statutes of limitations for actions that may be brought have expired.

    (e)        The representations, warranties, covenants and obligations of EVS, and the rights and remedies that may be exercised by Ma’aragim, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Ma’aragim or any of its Representatives.

8.2 Indemnification.

    (a)        Subject to the provisions of Section 8.5 below, from the Closing Date and until fourteen (14) months thereafter, the Indemnitees may, among other remedies available to it by law, seek indemnification from the Escrow Shares for any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature (“Damages”) that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i)  any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Company Closing Certificate; (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date; (iii) any breach of any covenant or obligation of the Company and/or Ma’aragim under this Agreement (including the covenants set forth in Sections 4 and 5); or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i)” or “(ii)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 8).

    (b)        Maaragim and the Company acknowledge and agree that, if the Company suffers, incurs or otherwise become subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of its rights as an Indemnitee) EVS shall also be deemed, by virtue of its ownership of the shares of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

    (c)        Without derogating from the provisions of Section 8.2(a) or (b), in the event EVS has not received the relevant Source Codes, Functional Description of Parameters, Drawings of Hardware and the Collection of Specs and all knowledge necessary to enable EVS to manufacture the products manufactured by the Company (collectively, the “Required Know How”), then it is hereby agreed that the Escrow Shares shall not be transferred from the Escrow Agent to Ma’aragim until EVS receives the Required Know How.

    8.3       Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against EVS or against any other Person) with respect to which any of the Indemnitees shall have the right to seek indemnification pursuant to this Section 8, EVS shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If EVS so proceeds with the defense of any such claim or Legal Proceeding, EVS shall not have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of Ma’aragim, which shall not be unreasonably withheld. EVS shall give Ma’aragim prompt notice of the commencement of any such Legal Proceeding against EVS or the Company; provided, however, that any failure on the part of EVS to so notify Ma’aragim shall not limit any of the rights of the Indemnitees under this Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

    8.4       Exercise of Remedies by Indemnitees Other Than EVS. No Indemnitee (other than EVS or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless EVS (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

    8.5       Minimum Claim. Notwithstanding anything herein to the contrary, the Company and Ma’aragim shall not be obligated to indemnify, pursuant to the terms hereof, with respect to any Damages pursuant to this Section 8 unless and until the aggregate Damages hereunder shall have exceeded the aggregate amount of ten thousand US dollars ($10,000) (the “Minimum Claim”), provided however, that if and when the Damages so exceed the Minimum Claim, all of the Damages shall be subject to indemnification hereunder including the amount of Damages up to the Minimum Claim.

SECTION 9.	MISCELLANEOUS PROVISIONS.

    9.1       Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

    9.2       Fees and Expenses. Each party to this Agreement shall bear and pay all of its own fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement and the negotiations leading up to the execution of this Agreement, with the exception of stamp tax on the issuance of the EVS Shares, if applicable, which shall be borne by EVS alone; provided however that the Company shall bear and pay the fees, costs and expenses of Ma’aragim in this transaction.

    9.3       Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    9.4       Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to EVS or Scan:

Elbit Vision Systems Ltd. New Industrial Park P.O.B. 140 Yoqneam 20692 Israel Fax: (972) (4) - 989-4733 Attention: Chief Executive Officer

with a copy to:

Yigal Arnon & Co. One Azrieli Center (Round Tower) 46th Floor Tel Aviv 67021 Israel Fax: (972) (3) - 608-7714 Attention: David Schapiro, Adv.

if to the Company:

Panoptes Ltd. 2 Hamada Street, Yoqneam Ilit 20692 Israel Fax: (972) (4) - 959-7746 Attention: Chief Executive Officer

with a copy to:

Naomi Assia & Co., Law Offices 40th Floor 32 Habarzel Street Ramat-Hayal, Tel-Aviv 69710 Israel Fax: (972-3) 644-4818 Attention: Naomi Assia, Adv.

if to Ma'aragim:

Ma'aragim Enterprises Ltd. 28 Hama'apilim Street Ramat Hasharon 47240 Israel Fax: (972) (3) 5479888 Attention: Chief Executive Officer

with a copy to:

Naomi Assia & Co., Law Offices 32 Habarzel Street Ramat-Hayal, Tel-Aviv 69710 Israel Fax: (972-3) 644-4818 Attention: Naomi Assia, Adv.

    9.5       Headings. The boldface headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    9.7       Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Israel (without giving effect to principles of conflicts of laws). Each party to this Agreement consents to the exclusive jurisdiction and venue of the courts of District of Tel Aviv-Jaffa in the State of Israel.

    9.8       Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); EVS and its successors and assigns (if any). This Agreement shall inure to the benefit of the Company and Ma’aragim; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing. Neither party may assign any of its rights under this Agreement to any other Person without obtaining the consent or approval of the other parties hereto.

9.9 Waiver.

    (a)        No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b)        No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

    9.11       Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

    9.12       Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

    9.13       Entire Agreement. This Agreement, its schedules and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof including but not limited to a certain term sheet entered into by the parties on October 19, 2005.

9.14 Construction.

    (a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

    (b)        The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    (c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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        The parties hereto have caused this Asset and Share Purchase Agreement to be executed and delivered as of the date first above written.

ELBIT VISION SYSTEMS LTD.

By: __________________________

Name: ________________________

Title: _______________________

SCANMASTER SYSTEMS (IRT) LTD.

By: __________________________

Name: ________________________

Title: _______________________

PANOPTES LTD.

By: __________________________

Name: ________________________

Title: _______________________

MA'ARAGIM ENTERPRISES LTD.

By: __________________________

Name: ________________________

Title: _______________________